Exhibit 16.1

KPMG LLP

1601 Market Street

Telephone 267 256 7000

Philadelphia, PA 19103-2499

Fax 267 256 7200

June 17, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for PhotoMedex, Inc. and, under the date of February 18, 2004 (except with respect to the third paragraph of note 8 to the consolidated financial statements, as to which the date is March 10, 2004), we reported on the consolidated financial statements of PhotoMedex, Inc. as of and for the years ended December 31, 2003 and 2002. On June 9, 2004, our appointment as principal accountants was terminated.  We have read PhotoMedex, Inc.’s statements included under Item 4 of its Form 8-K dated June 17, 2004 and we agree with such statements, except for the following:

1.

We are not in a position to agree or disagree with PhotoMedex, Inc.’ statement in paragraph 1 that the change in principal independent accountants was directed and approved by the audit committee of the board of directors.

2.

We are not in a position to agree or disagree with PhotoMedex’s statement in the last sentence of paragraph 2 that management and the Audit Committee have adhered, and will adhere, to the policy to issue only financial reports which conform to the accounting positions recommended by its independent accountants.

3.

Regarding PhotoMedex’s statement in the fourth sentence of paragraph 3, we are not in a position to agree or disagree that additional facts relevant to the revenue recognition matter were identified and considered.

4.

We are not in a position to agree or disagree with PhotoMedex’s statement in the fifth sentence of paragraph 3 regarding consistency with Company policy.

5.

Regarding paragraph 4, we believe that there are two reportable events: the disagreement with management on the revenue recognition issue described in paragraph 3, that if it had not been resolved to our satisfaction it would have caused us to make reference to the subject matter of such disagreement in our report, and that a material weakness in internal control letter was issued as described in paragraph 4.

6.

We are not in a position to agree or disagree with the statements made in sentences 4 and 5 of paragraph 4 and all of paragraph 5.

KPMG

June 17, 2004

7.

Regarding the sixth paragraph, our report on the 2003 and 2002 consolidated financial statements refers to our audit of the transitional disclosures that were added to the 2001 consolidated financial statements, which were audited by other auditors who have ceased operations, as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

8.

We are not in a position to agree or disagree with PhotoMedex’s statements in paragraph 8 regarding the appointment of Amper, Politziner & Mattia, P.C. as the Company’s principal independent accountants and the statements in paragraph 9 that Amper, Politziner & Mattia, PC. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on PhotoMedex, Inc’s consolidated financial statements.

Very truly yours,